Exhibit 99.1

Aimmune Therapeutics Announces Fourth Quarter and Full Year 2016 Financial Results

— Company Began 2017 with Approximately $283 Million in Cash and Investments, Sufficient to Support Current Development Plans through Regulatory Submissions —

— Conference Call and Webcast Today at 8:00 a.m. ET —

BRISBANE, California, March 15, 2017 — Aimmune Therapeutics, Inc. (Nasdaq:AIMT), a biopharmaceutical company developing CODIT™ (Characterized Oral Desensitization ImmunoTherapy) treatments for life-threatening food allergies, today announced financial results for the fourth quarter and full year 2016 and provided a corporate update.

“We began 2017 with great momentum, having achieved significant clinical and corporate milestones last year, particularly in the fourth quarter,” said Aimmune CEO Stephen Dilly, M.B.B.S., Ph.D. “In November 2016, we completed global enrollment of our ongoing Phase 3 PALISADE trial, which lays a strong foundation for our AR101 Phase 3 development program in peanut allergy. That same month, we also announced a strategic investment of $145 million by Nestlé Health Science while retaining full global rights to AR101 and our pipeline. As a result, we began 2017 in a strong financial position with approximately $283 million in cash and investments. Our resources and efforts in 2017 will continue to be focused largely on execution of our Phase 3 program for AR101. We continue to expect to have top-line data from PALISADE available around year-end 2017 and submit regulatory filings in the U.S. and Europe in late 2018. Our current capital resources fund us through these events.”

Corporate Highlights

Investment by Nestlé Health Science Kicks Off Two-Year Strategic Collaboration. In November 2016, Aimmune announced that Nestlé Health Science purchased $145 million of the company’s common stock in a private placement and that the two companies entered into a two-year strategic collaboration designed to enable the successful development and commercialization of innovative food allergy therapies. The strategic collaboration enables both parties to discuss areas of interest, including Aimmune’s current and future development programs, through a newly established pipeline forum. Aimmune maintains worldwide commercial rights to all of its product candidates, including AR101.

Addition to the Aimmune Board of Directors. In connection with the Nestlé Health Science equity investment and collaboration, Aimmune announced that Nestlé Health Science Chief Executive Officer Greg Behar joined the Aimmune Board of Directors.

Commercial Manufacturing Facility on Track for Completion by End of 2017. Aimmune has completed construction of a commercial manufacturing facility for AR101 in a leased building at the site of one of its current contract manufacturers. Equipment installation and operating systems qualification are ongoing in this new facility. Aimmune anticipates that this manufacturing facility will be operational by the end of 2017.

AR101 Phase 3 Program Highlights

Enrollment in PALISADE Complete; Top-Line Results Anticipated Around the End of 2017. In November 2016, Aimmune announced completion of enrollment of PALISADE, an international, randomized 3:1, double-blind, placebo-controlled Phase 3 trial of the efficacy and safety of AR101 in patients with peanut allergy. A total of 554 patients ages 4–49 years were enrolled, 90 percent of whom were between the ages of 4 and 17. Based on recent feedback from the U.S. Food and Drug Administration, the primary efficacy analysis will now be conducted in the 4–17 age group, which aligns with the AR101 Breakthrough Therapy Designation population in Phase 2. The primary endpoint of PALISADE is the proportion of patients ages 4–17 who tolerate a single dose of 600 mg of peanut protein, which is equivalent to a cumulative amount of 1,043 mg of peanut protein, in the exit double-blind, placebo-controlled food challenge (DBPCFC) after approximately one year on study. Current expectations are that the up-dosing portion of the study will be completed by mid-year 2017. From that point, once all patients are treated for six months on the maintenance dose of 300 mg of AR101 per day, topline results should become available around year-end 2017.

RAMSES (Real-world AR101 Market-Supporting Experience Study) Planned to Start in the Second Quarter of 2017. In September 2016, Aimmune announced plans to initiate RAMSES, a randomized 2:1, double-blind, placebo-controlled trial, to gain experience with AR101 in a real-world setting where the DBPCFC is not required for diagnosis of peanut allergy. Instead of requiring a DBPCFC for entry into RAMSES, patients will be selected based on stringent entry criteria, including a well-documented medical history of IgE-mediated reactions to peanut (including anaphylaxis), skin reactivity, and analyses of peanut-specific immunological markers. RAMSES will monitor treatment-emergent adverse events during a six-month up-dosing period. Patients will then be followed in an open-label manner for at least six months on the maintenance dose of 300 mg of AR101 per day. The absence of an entry food challenge may further improve the tolerability profile of AR101 in early stages of dosing by removing exposure to high levels of peanut allergen that may otherwise prime the immune system prior to treatment. Aimmune expects RAMSES to enroll approximately 440 patients ages 4–17 at multiple sites in the United States and Canada, beginning in the second quarter of 2017.

ARTEMIS (AR101 Trial in Europe Measuring oral Immunotherapy Success) Planned to Start in the Middle of 2017. In November 2016, Aimmune announced plans to initiate ARTEMIS, a randomized 3:1, double-blind, placebo-controlled trial, in peanut-allergic children and adolescents ages 4–17 in Europe. ARTEMIS will explore protection at an endpoint of tolerating a single dose of 1,000 mg of peanut protein, which is equivalent to a cumulative amount of 2,043 mg of peanut protein, after nine months of treatment. Patients will undergo approximately six months of up-dosing and then three months of maintenance therapy at 300 mg of AR101 per day, followed by an exit DBPCFC. ARTEMIS builds on the observation that a high proportion of patients in the ARC002 Phase 2 trial of AR101 tolerated a cumulative amount of 2,043 mg of peanut protein at the nine-month endpoint. ARTEMIS is designed to confirm that finding in a double-blind, placebo-controlled setting. Aimmune expects ARTEMIS to enroll approximately 160 patients at multiple sites in Europe beginning in mid-2017.

ARC004 Continues to Enroll Eligible Patients Who Have Completed PALISADE. Patients who have completed PALISADE are provided the opportunity to roll over into the ARC004 trial. Patients who were in the AR101 treatment arm of PALISADE will continue to receive AR101 in ARC004. Patients who were in the placebo arm of PALISADE will undergo up-dosing with AR101 in ARC004 and then continue to maintenance therapy at the target dose of 300 mg of AR101 per day. The first ARC004 patient was enrolled into the study in December 2016. ARC004 is designed to test dose forgiveness and the durability of AR101 treatment response in a multi-arm structure to inform the potential for reduced frequency of dosing during the maintenance phase of AR101 therapy.

Fourth Quarter and Full Year Financial Results

Cash, cash equivalents, and investments totaled $282.5 million at December 31, 2016, compared to $199.8 million at December 31, 2015. The increase reflects the $145.0 million equity investment by Nestlé Health Science in November 2016, partially offset by cash used in operations.

For the quarter and year ended December 31, 2016, net loss was $25.0 million and $80.8 million, respectively, compared to a net loss of $16.0 million and $35.8 million for the comparable periods in 2015.

On a per share basis, net loss for the quarter and year ended December 31, 2016, was $0.55 and $1.89, respectively, compared to net loss per share of $0.39 and $1.88 for the comparable periods in 2015. The weighted average shares outstanding for the quarter and year ended December 31, 2016, were 45.5 million and 42.8 million shares, respectively, compared to 41.6 million and 19.0 million shares for the comparable periods in 2015. In November 2016, Aimmune agreed to sell 7.6 million newly issued shares of common stock to Nestlé Health Science. At December 31, 2016, Aimmune had 50.2 million shares of common stock outstanding.

Research and development expenses for the quarter and year ended December 31, 2016, were $17.0 million and $54.6 million, respectively, compared to $10.8 million and $19.8 million for the comparable periods in 2015. The increases in both periods were primarily due to increased clinical trial and contract manufacturing costs and additional personnel-related costs, including stock-based compensation expense, to support the PALISADE trial.

General and administrative expenses for the quarter and year ended December 31, 2016, were $8.3 million and $26.9 million, respectively, compared to $5.4 million and $16.2 million for the comparable periods in 2015. The increases in both periods were primarily due to additional personnel-related costs, including stock-based compensation expense, to support the company’s growth.

2017 Financial Guidance

Aimmune provided the following financial guidance for 2017:

Research and development expenses(1)	$95 million – $105 million
General and administrative expenses(1)	$35 million – $40 million
Capital expenditures	Approximately $5 million

(1)Includes stock-based compensation expenses of:
Research and development	$5 million – $7 million
General and administrative	$7 million – $8 million

Conference Call Today at 8 a.m. Eastern Time / 5 a.m. Pacific Time

Aimmune management will host a conference call to discuss its financial results and provide a general business update today at 8 a.m. Eastern Time / 5 a.m. Pacific Time. The conference call will be accessible via the company’s website at www.aimmune.com on the Events page under Investor Relations. Please connect to the company’s website at least 15 minutes prior to the start of the conference call to ensure adequate time for any software download that may be required to listen to the webcast. Alternatively, please call 1-877-497-1438 (U.S.) or 1-262-558-6296 (international) and provide the conference ID # 84650109 to join by phone. An archived copy of the webcast will be available on the company’s website for at least 30 days after the conference call.

About Aimmune Therapeutics

Aimmune Therapeutics, Inc., is a clinical-stage biopharmaceutical company developing treatments for life-threatening food allergies. The company’s Characterized Oral Desensitization ImmunoTherapy (CODIT™) approach is intended to achieve meaningful levels of protection by desensitizing patients with defined, precise amounts of key allergens. Aimmune’s first investigational biologic product using CODIT™, AR101 for the treatment of peanut allergy, has received the FDA’s Breakthrough Therapy Designation for the desensitization of peanut-allergic patients 4-17 years of age and is currently being evaluated in Phase 3 clinical trials. For more information, please see www.aimmune.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: Aimmune’s 2017 financial guidance; Aimmune’s expectations for its Phase 3 PALISADE trial of AR101, including the expected timing of topline data; Aimmune’s expectations regarding the potential benefits of AR101; Aimmune’s expectations regarding the sufficiency of its capital resources; Aimmune’s expectations for the RAMSES and ARTEMIS trials, including the timing and enrollment of these trials, and the ARC004 trial; Aimmune’s expectations on regulatory submissions for marketing approval of AR101 in the United States and Europe, including the timing of these submissions; Aimmune’s expectations for its commercial manufacturing facility, including the timing of completion of the facility; and Aimmune’s expectations regarding potential applications of the CODIT™ approach to treating life-threatening food allergies. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the expectation that Aimmune will need additional funds to finance its operations; the company’s ability to initiate and/or complete clinical trials; the unpredictability of the regulatory process; the possibility that Aimmune’s clinical trials will not be successful; Aimmune’s dependence on the success of AR101; the company’s reliance on third parties for the manufacture of the company’s product candidates; possible regulatory developments in the United States and foreign countries; and the company’s ability to attract and retain senior management personnel. These and other risks and uncertainties are described more fully in Aimmune’s most recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended 2016 to be filed on March 15, 2017. All forward-looking statements contained in this press release speak only as of the date on which they were made. Aimmune undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

This press release concerns a product that is under clinical investigation and that has not yet been approved for marketing by the U.S. Food and Drug Administration (FDA) or the European Medicines Agency (EMA). It is currently limited to investigational use, and no representation is made as to its safety or effectiveness for the purposes for which it is being investigated.

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AIMMUNE THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2016 (unaudited)	December 31, 2015 (1)
Assets
Cash and cash equivalents	$124,010	$76,677
Short-term investments	124,921	115,158
Prepaid expenses and other current assets	2,749	5,622

Total current assets	251,680	197,457
Long-term investments	33,602	7,992
Property and equipment, net	10,391	2,702
Prepaid expenses and other assets	3,116	4,210

Total assets	$298,789	$212,361

Liabilities and Stockholders’ Equity
Current liabilities	$11,450	$5,098
Other liabilities	1,367	1,012
Stockholders’ equity	285,972	206,251

Total liabilities and stockholders’ equity	$298,789	$212,361

(1)	Derived from the audited financial statements, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

AIMMUNE THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Operating Expenses
Research and development(1)	$16,958	$10,766	$54,642	$19,816
General and administrative(1)	8,343	5,389	26,885	16,181

Total operating expenses	25,301	16,155	81,527	35,997

Loss from operations	(25,301)	(16,155)	(81,527)	(35,997)
Interest income, net	225	147	703	181

Net loss	$(25,076)	$(16,008)	$(80,824)	$(35,816)

Net loss per common share, basic and diluted	$(0.55)	$(0.39)	$(1.89)	$(1.88)

Shares used in computing net loss per basic and diluted share(2)	45,491	41,576	42,751	19,041

(1)	Includes employee stock-based compensation expense of:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Research and development	$1,128	$2,126	$4,838	$2,522
General and administrative	2,420	1,280	7,803	3,635

Total stock-based compensation expense	$3,548	$3,406	$12,641	$6,157

(2)	At December 31, 2016, Aimmune had 50,196,883 shares of common stock outstanding.

Contacts:

Investors

Laura Hansen, Ph.D.

(650) 396-3814

lhansen@aimmune.com

Media

Stephanie Yao

(650) 351-6479

syao@aimmune.com